Exhibit 99.1

Stoneridge Elects Carsten J. Reinhardt to Board of Directors
NOVI, Mich. — February 21, 2023 — Stoneridge, Inc. (NYSE: SRI), a leader in highly engineered electrical and electronic components for the commercial vehicle, automotive, and off-highway industries, today announced that Carsten J. Reinhardt has been elected to its board of directors.
Previously, Reinhardt served as president and chief executive officer of Voith Turbo, a supplier of advanced drivetrain technologies. Prior to that Reinhardt served as COO of Meritor Inc. and as President of Meritor’s Commercial Vehicle Division. Before joining Meritor, Reinhardt served as President and CEO of Detroit Diesel Corporation, following a variety of management positions at Daimler Trucks North America, Freightliner and Western Star Trucks.
Reinhardt currently serves as an independent senior advisor providing consulting support on enterprise strategy, operations improvement, sales growth, product management, human capital development, and M&A to various public and private companies in Europe and North America.
Reinhardt serves as the vice chairman of the board for Grundfos Holding A/S, a leading global pump and water solutions company. He also serves as a board member for SAF-Holland SE, a leading Tier 1 supplier to the commercial vehicle industry. Reinhardt also serves as chairman of the advisory board for Tmax Holding GmbH, a specialty supplier of high-temperature insulation technologies, and is a member of the advisory board for Beinbauer Automotive GmbH, a machining supplier to commercial vehicle and off-highway OEMs.
“Carsten has three decades of experience in the commercial vehicle and automotive industries including executive leadership roles with some of the world’s leading commercial vehicle manufacturers and suppliers,” said William M. Lasky, chairman of the board, Stoneridge, Inc. “Carsten’s knowledge of Stoneridge’s global end-markets and customers, coupled with his extensive business strategy, M&A, and engineering experience in global businesses will be invaluable as the Company continues to execute its growth strategy.”
Reinhardt earned a bachelor’s degree in mechanical engineering from Esslingen University and a master’s degree in automotive engineering from the University of Hertfordshire, UK. He currently resides in Stuttgart.
In conjunction with the election of Reinhardt to the board of directors, the Board size was increased to 9 members. Stoneridge recently announced a continued board refreshment plan to attract the necessary talent to impact and accelerate the Company’s transformation.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic systems, components, and modules for the automotive, commercial, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.
For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com)
1